Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2018 and 2017
And the Quarter and Year Ended December 31, 2017

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2018
Composite Materials	$303.2	$74.1	$67.3	$444.6
Engineered Products	79.5	16.0	-	95.5
Total	$382.7	$90.1	$67.3	$540.1
	71%	17%	12%	100%

Fourth Quarter 2017
Composite Materials	$280.7	$78.6	$54.1	$413.4
Engineered Products	80.4	17.8	0.1	98.3
Total	$361.1	$96.4	$54.2	$511.7
	70%	19%	11%	100%

First Quarter 2017
Composite Materials	$269.5	$63.2	$54.8	$387.5
Engineered Products	77.7	13.5	0.1	91.3
Total	$347.2	$76.7	$54.9	$478.8
	73%	16%	11%	100%

Year ended December 31, 2017
Composite Materials	$1,101.1	$276.5	$219.5	$1,597.1
Engineered Products	308.7	67.2	0.3	376.2
Total	$1,409.8	$343.7	$219.8	$1,973.3
	72%	17%	11%	100%